Exhibit 99.1

STORE Capital Announces Fourth Quarter

And Full Year 2021 Operating Results

Raises 2022 AFFO Per Share Guidance

SCOTTSDALE, Ariz., February 23, 2022 – STORE Capital Corporation (NYSE: STOR, “STORE Capital” or the “Company”), an internally managed net-lease real estate investment trust (REIT) that invests in Single Tenant Operational Real Estate, today announced operating results for the fourth quarter and full year ended December 31, 2021.

Highlights

For the quarter ended December 31, 2021:

◾	Total revenues of $209.2 million
◾	Net income of $75.0 million, or $0.28 per basic and diluted share, including an aggregate net gain of $14.4 million on dispositions of real estate
◾	AFFO of $152.9 million, or $0.56 per basic and diluted share
◾	Declared a regular quarterly cash dividend per common share of $0.385
◾	Invested $486.2 million in 100 properties at a weighted average initial cap rate of 7.2%
◾	Raised $55.3 million in net proceeds from the sale of approximately 1.7 million common shares under the Company’s at-the-market equity program
◾	Closed fourth public debt offering in November 2021, issuing $375.0 million in aggregate principal amount of investment-grade senior unsecured notes with a coupon rate of 2.70%

For the year ended December 31, 2021:

◾	Total revenues of $782.7 million
◾	Net income of $268.3 million, or $0.99 per basic and diluted share, including an aggregate net gain of $46.7 million on dispositions of real estate
◾	AFFO of $554.0 million, or $2.05 per basic and diluted share
◾	Declared regular cash dividends per common share aggregating $1.490
◾	Invested $1.5 billion in 336 properties at a weighted average initial cap rate of 7.5%
◾	Issued $515.0 million of long-term fixed rate notes, at a weighted average interest rate of 2.8%, under STORE’s Master Funding secured debt program in June 2021; the issuance included $337.0 million of AAA rated notes
◾	Raised $243.7 million in net proceeds from the sale of approximately 7.3 million common shares under the Company’s at-the-market equity program

Management Commentary

“Momentum in our business continued to build throughout 2021 and we closed the year with a very strong fourth quarter, delivering AFFO per share of $0.56, the highest in our history. For the full year, we achieved 12% growth in AFFO per share, which exceeded our guidance, raised our dividend by 6.9%, and acquired $1.5 billion in profit center real estate at an average cap rate of 7.5%,” said Mary Fedewa, Chief Executive

STORE Capital Corporation

Officer of STORE Capital. “Our customers are increasingly optimistic about the outlook for growth and are turning to STORE for our customized financing solutions to help them pursue new opportunities. With a robust and diverse pipeline of more than $13 billion, a differentiated platform, and a well-capitalized balance sheet with flexible financing options, we are well positioned to deliver attractive spreads and strong AFFO growth in 2022. Reflecting our confidence, we are raising our 2022 AFFO per share guidance to a range of $2.18 to $2.22.”

Financial Results

COVID-19 Update

Since early 2020, the world has been impacted by the pandemic. At various times, COVID-19 and measures to prevent its spread have affected the Company by impacting its tenants’ businesses and their ability to pay rent. As restrictions have lifted, the Company’s tenants have increased their business activity and their ability to make rent payments. Essentially all of the Company’s properties are open for business and the Company’s collections of monthly rent and interest have returned to pre-pandemic levels. The Company continues to closely watch for unpredictable factors that could impact its business going forward, including governmental, business and individual actions in response to the pandemic, including the vaccination process (and related government mandates), the impact of COVID-19 variants, and the overall impact on broad economic activity.

Total Revenues

Total revenues were $209.2 million for the fourth quarter of 2021, an increase of 21.0% from $172.9 million for the fourth quarter of 2020.

Total revenues for 2021 were $782.7 million, an increase of 12.7% from $694.3 million for 2020. The increase was driven primarily by the growth in the size of STORE Capital’s real estate investment portfolio, which grew from $9.6 billion in gross investment amount representing 2,634 property locations and 519 customers at December 31, 2020 to $10.7 billion in gross investment amount representing 2,866 property locations and 556 customers at December 31, 2021.

Net Income

Net income was $75.0 million, or $0.28 per basic and diluted share, for the fourth quarter of 2021, as compared to $54.7 million, or $0.21 per basic and diluted share, for the fourth quarter of 2020. Fourth quarter general and administrative expenses include an aggregate $11.0 million of severance and other costs related to the departure of the Company’s Executive Chairman and the retirement of its former Chief Financial Officer and hiring of her replacement. Net income for the fourth quarter of 2021 included an aggregate net gain on dispositions of real estate of $14.4 million, as compared to an aggregate net gain on dispositions of real estate of $16.0 million for the same period in 2020.

Net income includes such items as gain or loss on dispositions of real estate and provisions for impairment, which can vary from quarter to quarter and impact net income and period-to-period comparisons.

Net income for the year ended December 31, 2021 was $268.3 million, or $0.99 per basic and diluted share, as compared to $212.6 million, or $0.84 per basic and diluted share, for the year ended December 31, 2020. Net income for 2021 included an aggregate net gain on dispositions of real estate of $46.7 million, as compared to an aggregate net gain on dispositions of real estate of $22.8 million for the same period in 2020.

STORE Capital Corporation

Adjusted Funds from Operations (AFFO)

AFFO increased to $152.9 million, or $0.56 per basic and diluted share, for the fourth quarter of 2021, as compared to AFFO of $115.1 million, or $0.44 per basic and diluted share, for the fourth quarter of 2020. AFFO for the year ended December 31, 2021 was $554.0 million, or $2.05 per basic and diluted share, an increase from $463.0 million, or $1.83 per basic and diluted share, for the year ended December 31, 2020.

AFFO for the three months and year ended December 31, 2021 rose primarily as a result of net additional rental revenues and interest income generated by growth in the Company’s real estate investment portfolio.

Dividend Information

As previously announced, STORE Capital declared a regular quarterly cash dividend per common share of $0.385 for the fourth quarter ended December 31, 2021. This dividend, totaling $105.4 million, was paid on January 18, 2022 to stockholders of record on December 31, 2021.

Real Estate Portfolio Highlights

Investment Activity

The Company originated $486.2 million of gross investments representing 100 property locations during the fourth quarter of 2021. These origination activities resulted in the creation of 18 new customer relationships. The investments had a weighted average initial cap rate of 7.2%. Total investment activity for 2021 was $1.5 billion representing 336 property locations with a weighted average initial cap rate of 7.5%. The Company defines “initial cap rate” for property acquisitions as the initial annual cash rent divided by the purchase price of the property. STORE’s leases customarily have lease escalations, most of which are tied to the consumer price index and subject to a cap. For acquisitions made during the fourth quarter of 2021, the weighted average stated lease escalation cap was 1.9%.

Disposition Activity

During the year ended December 31, 2021, the Company sold 103 properties and recognized an aggregate net gain on the disposition of real estate of $46.7 million; 21 of these 103 properties were sold in the fourth quarter for an aggregate net gain of $14.4 million. For the year ended December 31, 2021, net proceeds from the disposition of real estate aggregated $356.0 million as compared to an aggregate original investment amount of $368.9 million. The Company also collected $1.8 million in lease termination fees in connection with property sales during the year ended December 31, 2021.

Portfolio

At December 31, 2021, STORE Capital’s real estate portfolio totaled $10.7 billion. Approximately 94% of the portfolio represents commercial real estate properties subject to long-term leases, 6% represents mortgage loans and financing receivables on commercial real estate properties and a nominal amount represents loans receivable secured by the tenants’ other assets. As of December 31, 2021, the portfolio’s annualized base rent and interest (based on rates in effect on December 31, 2021 for all lease and loan contracts) totaled $851 million. The weighted average non-cancelable remaining term of the leases at December 31, 2021 was approximately 13.4 years, excluding renewal options, with leases representing approximately 4.9% of the portfolio scheduled to expire in the next five years.

STORE Capital Corporation

The Company’s portfolio of real estate investments is highly diversified across customers, brand names or business concepts, industries and geography. The following table presents a summary of the portfolio.

Portfolio At A Glance - As of December 31, 2021
Customers	556
Investment property locations	2,866
States	49
Industries in which customers operate	120
Investment portfolio subject to Master Leases(1)	94%
Average investment amount/replacement cost (new)(2)	80%
Weighted average annual lease escalation(3)	1.8%
Weighted average remaining lease contract term	~13.4 years
Occupancy(4)	99.5%
Locations subject to unit-level financial reporting	98%
Weighted average 4‑Wall coverage ratio(5)	4.6x
Weighted average unit fixed charge coverage ratio (5)	3.6x

(1)	Percentage, based on base rent and interest, of investment portfolio in multiple properties with a single customer subject to master leases. Approximately 87% of the investment portfolio involves multiple properties with a single customer, whether or not subject to a master lease.
(2)	Represents the ratio of purchase price to replacement cost (new) at acquisition.
(3)	Represents the weighted average annual escalation rate of the entire portfolio as if all escalations occurred annually. For escalations based on a formula including CPI, assumes the stated fixed percentage in the contract or assumes 1.5% if no fixed percentage is in the contract. For contracts with no escalations remaining in the current lease term, assumes the escalation in the extension term. Calculation excludes contracts representing less than 0.1% of base rent and interest where there are no further escalations remaining in the current lease term and there are no extension options.
(4)	The Company defines occupancy as a property being subject to a lease or loan contract. As of December 31, 2021, 15 of the Company’s properties were vacant and not subject to a contract.
(5)	The 4-Wall coverage ratio refers to a unit’s FCCR before taking into account standardized corporate overhead expense. STORE Capital also calculates a unit’s FCCR generally as the ratio of (i) the unit’s EBITDAR, less a standardized corporate overhead expense based on estimated industry standards, to (ii) the unit’s total fixed charges, which are its lease expense, interest expense and scheduled principal payments on indebtedness (if applicable). The median 4-Wall coverage and unit FCCR ratios were 3.1x and 2.5x, respectively.

Capital Transactions

In November 2021, the Company completed its fourth public debt offering, issuing $375.0 million in aggregate principal amount of unsecured, investment grade rated 2.70% Senior Notes, due December 1, 2031. A portion of the proceeds from the issuance were used to repay amounts outstanding on the Company’s unsecured, revolving credit facility and to prepay, without penalty, $85.9 million of STORE Master Funding Series 2013-3, Class A-2 notes which bore an interest rate of 5.21%.

In October 2021, S&P Global Ratings raised its outlook to positive from stable and affirmed its ‘BBB’ issuer credit rating on the Company.

The Company established a $900 million “at the market” equity distribution program, or ATM Program, in November 2020 and terminated its previous program. During the fourth quarter of 2021, the Company sold an aggregate of approximately 1.7 million common shares at a weighted average share price of $33.91 and raised approximately $55.3 million in net proceeds after the payment of sales agents’ commissions and offering expenses. For the year ended December 31, 2021, the Company sold an aggregate of approximately 7.3 million common shares at a weighted average share price of $33.84 and raised approximately $243.7 million in net proceeds after the payment of sales agents’ commissions and offering expenses.

In June 2021, the Company amended its unsecured revolving credit facility with its group of banks. The amended facility provides the Company immediate access to a $600 million unsecured, revolving credit

STORE Capital Corporation

facility and expanded the accordion feature from $800 million to $1.0 billion for a total maximum borrowing capacity of $1.6 billion; the amendment also reduced the interest rate on LIBOR-based borrowings by 15 basis points to LIBOR plus 85 basis points. The amended credit facility matures in June 2025 and includes two six-month extension options, subject to certain conditions.

In late June 2021, certain of the Company’s consolidated special purpose entities issued the tenth series, Series 2021-1, of seven- and twelve-year, net-lease mortgage notes under the Company’s STORE Master Funding debt program, separated into four classes as summarized below.

Note Class	Rating	Amount (in millions)	Coupon Rate	Term	Maturity Date
Class A-1	AAA	$168.5	2.12%	7 years	June 2028
Class A-2	AAA	168.5	2.96%	12 years	June 2033
Class A-3	A+	89.0	2.86%	7 years	June 2028
Class A-4	A+	89.0	3.70%	12 years	June 2033
Total/Weighted Average Coupon		$515.0	2.80%

As part of this issuance, the Company prepaid, without penalty, $86.7 million of STORE Master Funding Series 2013-1 Class A-2 notes in May 2021 and $83.3 million of STORE Master Funding Series 2013-2 Class A-2 notes in July 2021; the two prepaid note classes bore a weighted average interest rate of 4.98%. A portion of the net proceeds from the issuance was also used to pay down balances on the Company’s revolving credit facility with the remainder of the proceeds representing new incremental term borrowings.

2022 Guidance

The Company is raising its 2022 AFFO per share guidance from a range of $2.15 to $2.20 to a range of $2.18 to $2.22 and is maintaining its expected 2022 annual real estate acquisition volume guidance, net of projected property sales, of $1.1 billion to $1.3 billion. This AFFO per share guidance equates to anticipated net income, excluding gains or losses on sales of property, of $1.02 to $1.05 per share, plus $1.06 to $1.07 per share of expected real estate depreciation and amortization, plus approximately $0.10 per share related to noncash items. AFFO per share is sensitive to the timing and amount of real estate acquisitions, property dispositions and capital markets activities during the year, as well as to the spread achieved between the lease rates on new acquisitions and the interest rates on borrowings used to finance those acquisitions.

Conference Call and Webcast

A conference call and audio webcast with analysts and investors will be held tomorrow, February 24, 2022, at 12:00 p.m. Eastern Time / 10:00 a.m. Scottsdale, Arizona Time, to discuss fourth quarter ended December 31, 2021 operating results and answer questions.

●	Live conference call: 833-950-0062 (US/Canada) or 929-526-1599 (international) using access code 804132
●	Conference call replay available through March 10, 2022: 866-813-9403 (US/Canada) or 44-204-525-0658 (international) using access code 096310
●	Live and archived webcast: https://ir.storecapital.com/news-results/webcasts/default.aspx

STORE Capital Corporation

About STORE Capital

STORE Capital Corporation is an internally managed net-lease real estate investment trust, or REIT, that is a leader in the acquisition, investment and management of Single Tenant Operational Real Estate, which is its target market and the inspiration for its name. STORE Capital is one of the largest and fastest growing net-lease REITs and owns a large, well-diversified portfolio that consists of investments in more than 2,850 property locations across the United States, substantially all of which are profit centers. Additional information about STORE Capital can be found on its website at www.storecapital.com.

Forward-Looking Statements

Certain statements contained in this press release that are not historical facts contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended, that are subject to the “safe harbor” created by those sections. Forward-looking statements can be identified by the use of words such as “estimate,” “anticipate,” “expect,” “believe,” “intend,” “may,” “will,” “should,” “seek,” “approximate” or “plan,” or the negative of these words and phrases or similar words or phrases. Forward-looking statements, by their nature, involve estimates, projections, goals, forecasts and assumptions and are subject to risks and uncertainties that could cause actual results or outcomes to differ materially from those expressed in the forward-looking statements. For more information on risk factors for STORE Capital’s business, please refer to the periodic reports the Company files with the Securities and Exchange Commission from time to time. Many of the risks identified in the periodic reports have been and will continue to be heightened as a result of the ongoing and numerous adverse effects arising from the COVID-19 pandemic. These forward-looking statements herein speak only as of the date of this press release and should not be relied upon as predictions of future events. STORE Capital expressly disclaims any obligation or undertaking to update or revise any forward-looking statements contained herein, to reflect any change in STORE Capital’s expectations with regard thereto, or any other change in events, conditions or circumstances on which any such statement is based, except as required by law.

Non-GAAP Financial Measures

FFO and AFFO

STORE Capital’s reported results are presented in accordance with U.S. generally accepted accounting principles, or GAAP. The Company also discloses Funds from Operations, or FFO, and Adjusted Funds from Operations, or AFFO, both of which are non-GAAP measures. Management believes these two non-GAAP financial measures are useful to investors because they are widely accepted industry measures used by analysts and investors to compare the operating performance of REITs. FFO and AFFO do not represent cash generated from operating activities and are not necessarily indicative of cash available to fund cash requirements; accordingly, they should not be considered alternatives to net income as a performance measure or to cash flows from operations as reported on a statement of cash flows as a liquidity measure and should be considered in addition to, and not in lieu of, GAAP financial measures.

The Company computes FFO in accordance with the definition adopted by the Board of Governors of the National Association of Real Estate Investment Trusts, or NAREIT. NAREIT defines FFO as GAAP net income, excluding gains (or losses) from extraordinary items and sales of depreciable property, real estate impairment losses, and depreciation and amortization expense from real estate assets, including the pro rata share of such adjustments of unconsolidated subsidiaries.

STORE Capital Corporation

To derive AFFO, the Company modifies the NAREIT computation of FFO to include other adjustments to GAAP net income related to certain revenues and expenses that have no impact on the Company’s long-term operating performance, such as straight-line rents, amortization of deferred financing costs and stock-based compensation. In addition, in deriving AFFO, the Company excludes certain other costs not related to its ongoing operations, such as the amortization of lease-related intangibles and executive severance and transition costs.

FFO is used by management, investors and analysts to facilitate meaningful comparisons of operating performance between periods and among the Company’s peers primarily because it excludes the effect of real estate depreciation and amortization and net gains (or losses) on sales, which are based on historical costs and implicitly assume that the value of real estate diminishes predictably over time, rather than fluctuating based on existing market conditions. Management believes that AFFO provides more useful information to investors and analysts because it modifies FFO to exclude certain additional revenues and expenses such as straight-line rents, including construction period rent deferrals, and the amortization of deferred financing costs, stock-based compensation, lease-related intangibles and executive severance and transition costs as such items have no impact on long-term operating performance. As a result, the Company believes AFFO to be a more meaningful measurement of ongoing performance that allows for greater performance comparability. Therefore, the Company discloses both FFO and AFFO and reconciles them to the most appropriate GAAP performance metric, which is net income. STORE Capital’s FFO and AFFO may not be comparable to similarly titled measures employed by other companies.

Contacts:

Financial Profiles, Inc.

STORECapital@finprofiles.com

Investors or Media:

Moira Conlon, 310-622-8220

Megan McGrath, 310-622-6248

STORE Capital Corporation

STORE Capital Corporation

Condensed Consolidated Statements of Income

(In thousands, except share and per share data)

	Three months ended		Year ended
	December 31,		December 31,
	2021	2020	2021	2020

	(unaudited)		(unaudited)	(audited)
Revenues:
Rental revenues	$195,486	$161,829	$729,061	$644,498
Interest income on loans and financing receivables	13,625	10,914	50,821	45,288
Other income	121	125	2,782	4,482
Total revenues	209,232	172,868	782,664	694,268

Expenses:
Interest	44,070	41,890	170,974	169,706
Property costs	4,146	7,422	18,244	22,025
General and administrative	25,546	13,943	84,097	49,685
Depreciation and amortization	70,088	62,172	265,813	242,925
Provisions for impairment	7,629	12,031	24,979	23,003
Total expenses	151,479	137,458	564,107	507,344
Other income:
Net gain on dispositions of real estate	14,384	15,960	46,655	22,774
Income from non-real estate, equity method investment	3,145	3,500	3,949	3,500
Income before income taxes	75,282	54,870	269,161	213,198
Income tax expense	261	146	813	584
Net income	$75,021	$54,724	$268,348	$212,614

Net income per share of common stock - basic and diluted:	$0.28	$0.21	$0.99	$0.84

Weighted average common shares outstanding:
Basic	272,408,343	263,062,568	270,105,269	252,534,580
Diluted	272,412,406	263,547,523	270,105,269	252,651,040

Dividends declared per common share	$0.385	$0.36	$1.490	$1.42

STORE Capital Corporation

STORE Capital Corporation

Condensed Consolidated Balance Sheets

(In thousands, except share and per share data)

	December 31, 2021	December 31, 2020
	(unaudited)	(audited)
Assets
Investments:
Real estate investments:
Land and improvements	$3,133,402	$2,807,153
Buildings and improvements	6,802,918	6,059,513
Intangible lease assets	54,971	61,634
Total real estate investments	9,991,291	8,928,300
Less accumulated depreciation and amortization	(1,159,292)	(939,591)
	8,831,999	7,988,709
Real estate investments held for sale, net	25,154	22,304
Operating ground lease assets	33,318	34,683
Loans and financing receivables, net	697,269	650,321
Net investments	9,587,740	8,696,017
Cash and cash equivalents	64,269	166,381
Other assets, net	121,073	141,942
Total assets	$9,773,082	$9,004,340

Liabilities and stockholders’ equity
Liabilities:
Credit facility	$130,000	$—
Unsecured notes and term loans payable, net	1,782,813	1,509,612
Non-recourse debt obligations of consolidated special purpose entities, net	2,425,708	2,212,634
Dividends payable	105,415	95,801
Operating lease liabilities	37,637	39,317
Accrued expenses, deferred revenue and other liabilities	147,380	131,198
Total liabilities	4,628,953	3,988,562

Stockholders’ equity:
Common stock, $0.01 par value per share, 375,000,000 shares authorized, 273,806,225 and 266,112,676 shares issued and outstanding, respectively	2,738	2,661
Capital in excess of par value	5,745,692	5,475,889
Distributions in excess of retained earnings	(602,137)	(459,977)
Accumulated other comprehensive loss	(2,164)	(2,795)
Total stockholders’ equity	5,144,129	5,015,778
Total liabilities and stockholders’ equity	$9,773,082	$9,004,340

STORE Capital Corporation

STORE Capital Corporation

Reconciliations of Non-GAAP Financial Measures

(In thousands, except per share data)

Funds from Operations and Adjusted Funds from Operations

	Three months ended		Year ended
	December 31,		December 31,
	2021	2020	2021	2020

	(unaudited)		(unaudited)

Net income	$75,021	$54,724	$268,348	$212,614
Depreciation and amortization of real estate assets	70,019	62,108	265,561	242,636
Provision for impairment of real estate	6,450	11,778	21,800	21,978
Net gain on dispositions of real estate	(14,384)	(15,960)	(46,655)	(22,774)
Funds from Operations (1)	137,106	112,650	509,054	454,454

Adjustments:
Straight-line rental revenue:
Fixed rent escalations accrued	(2,176)	(809)	(8,432)	(8,087)
Construction period rent deferrals	918	538	3,635	1,940
Amortization of:
Equity-based compensation (2)	8,067	3,020	32,228	4,665
Deferred financing costs and other (3)	2,724	2,517	10,120	8,827
Lease-related intangibles and costs	624	736	3,037	3,034
Provision for loan losses	1,179	253	3,179	1,025
Lease termination fees	—	(15)	(1,785)	(602)
Capitalized interest	(213)	(251)	(822)	(751)
Executive severance and transition costs(4)	7,780	—	7,780	1,980
Income from non-real estate, equity method investment	(3,145)	(3,500)	(3,949)	(3,500)
Adjusted Funds from Operations (1)	$152,864	$115,139	$554,045	$462,985

Dividends declared to common stockholders	$105,415	$95,801	$405,227	$363,996

Net income per share of common stock: (5)
Basic and Diluted	$0.28	$0.21	$0.99	$0.84
FFO per share of common stock: (5)
Basic and Diluted	$0.50	$0.43	$1.88	$1.80
AFFO per share of common stock: (5)
Basic and Diluted	$0.56	$0.44	$2.05	$1.83

(1)	FFO and AFFO for the three months and year ended December 31, 2021, include approximately $2.5 million and $8.3 million, respectively, of net revenue that is subject to the short-term deferral arrangements entered into in response to the COVID-19 pandemic; the Company accounts for these deferral arrangements as rental revenue and a corresponding increase in receivables. For the three months and year ended December 31, 2021, FFO and AFFO exclude $14.2 million and $33.4 million, respectively, collected under these short-term deferral arrangements. For the three months and year ended December 31, 2020, FFO and AFFO include approximately $5.8 million and $57.1 million, respectively, of net revenue subject to the short-term deferral arrangements. For the three months and year ended December 31, 2020, FFO and AFFO exclude $8.6 million and $9.9 million, respectively, collected under these short-term deferral arrangements.
(2)	For both the three months and year ended December 31, 2021, includes $3.2 million of accelerated amortization of certain stock-based compensation awards associated with executive severance and retirement arrangements.
(3)	For the three months and year ended December 31, 2021, includes $0.6 million and $1.7 million, respectively, of accelerated amortization of deferred financing costs related to the prepayment of debt. For both the three months and year ended December 31, 2020, includes $0.4 million of accelerated amortization of deferred financing costs.
(4)	For the three months and year ended December 31, 2021, includes approximately $6.9 million of cash severance costs related to the departure of the Company’s former Executive Chairman and approximately $890,000 of cash transition costs (primarily comprised of an inducement bonus, relocation expenses and search firm expenses) related the appointment of the Company’s Chief Financial Officer.
(5)	Under the two-class method, earnings attributable to unvested restricted stock are deducted from earnings in the computation of per share amounts where applicable.

STORE Capital Corporation

STORE Capital Corporation

Investment Portfolio

December 31, 2021

Real Estate Portfolio Information

As of December 31, 2021, STORE Capital’s total investment in real estate and loans approximated $10.7 billion, representing investments in 2,866 property locations, substantially all of which are profit centers for its customers. The Company’s real estate portfolio is highly diversified. The following tables summarize the diversification of the real estate portfolio based on the percentage of base rent and interest, annualized based on rates in effect on December 31, 2021, for all leases, loans and financing receivables in place as of that date.

Diversification by Customer

STORE Capital has a diverse customer base. At December 31, 2021, the Company’s property locations were operated by 556 customers. The largest single customer represented 3.0% of base rent and interest and the top ten customers totaled 18.4% of base rent and interest. STORE Capital’s customers operate their businesses under a wide range of brand names or business concepts. Of the approximately 855 concepts represented in the Company’s investment portfolio as of December 31, 2021, the largest single concept represented 2.2% of base rent and interest; more than 85% of base rent and interest consists of concepts each representing less than 1% of base rent and interest.

The following table identifies STORE Capital’s ten largest customers as of December 31, 2021:

	% of
	Base Rent and	Number of
Customer	Interest	Properties
Spring Education Group Inc. (Stratford School/Nobel Learning Communities)	3.0%	28
LBM Acquisition, LLC (Building materials distribution)	3.0	156
Fleet Farm Group LLC	2.2	9
Cadence Education, Inc. (Early childhood/elementary education)	2.0	68
Dufresne Spencer Group Holdings, LLC (Ashley Furniture HomeStore)	1.6	25
CWGS Group, LLC (Camping World/Gander Outdoors)	1.4	20
Great Outdoors Group, LLC (Cabela's)	1.4	9
Zips Holdings, LLC	1.3	46
American Multi-Cinema, Inc.	1.3	14
At Home Stores LLC	1.2	11
All other (546 customers)	81.6	2,480
Total	100.0%	2,866

STORE Capital Corporation

STORE Capital Corporation

Investment Portfolio

December 31, 2021

Diversification by Industry

The business concepts of STORE Capital’s customers are diversified across 120 industries within the service, retail and manufacturing sectors of the U.S. economy. The following table summarizes these industries, by sector, into 79 industry groups as of December 31, 2021:

			Building
	% of		Square
	Base Rent and	Number of	Footage
Customer Industry Group	Interest	Properties	(in thousands)
Service:
Restaurants – full service	7.0%	349	2,428
Restaurants – limited service	5.0	396	1,256
Early childhood education	6.2	267	2,858
Automotive repair and maintenance	5.4	223	1,217
Health clubs	5.1	90	3,090
Pet care	3.4	184	1,715
Lumber and construction materials wholesalers	3.4	167	6,865
Behavioral health	3.3	84	1,557
Movie theaters	3.3	36	1,790
Medical and dental	3.0	144	1,353
Family entertainment	3.0	40	1,566
Elementary and secondary schools	2.9	16	850
Equipment sales and leasing	1.9	56	1,399
Logistics	1.8	33	4,188
Wholesale automobile auction	1.1	8	428
Metal and mineral merchant wholesalers	1.0	26	2,152
All other service (23 industry groups)	8.0	200	12,254
Total service	64.8	2,319	46,966
Service-Oriented Retail:
Farm and ranch supply	3.4	41	4,136
Furniture	3.0	59	3,410
Recreational vehicle dealers	2.1	32	1,257
Used car dealers	1.5	27	269
Hunting and fishing	1.3	8	631
Home furnishings	1.2	11	1,262
New car dealers	1.1	14	505
All other retail (11 industry groups)	1.6	48	2,076
Total service-oriented retail	15.2	240	13,546
Manufacturing:
Metal fabrication	5.9	109	14,130
Food processing	2.7	27	3,178
Plastic and rubber products	1.8	20	3,413
Automotive parts and accessories	1.7	24	4,447
Furniture manufacturing	1.2	12	2,980
Aerospace product and parts	1.1	25	1,806
Electronics equipment	0.9	11	1,006
All other manufacturing (15 industry groups)	4.7	79	8,673
Total manufacturing	20.0	307	39,633
Total	100.0%	2,866	100,145

STORE Capital Corporation

STORE Capital Corporation

Investment Portfolio

December 31, 2021

Diversification by Geography

STORE Capital’s portfolio is also highly diversified by geography, as the Company’s property locations can be found in every state except Hawaii. The following table details the top ten geographical locations of the properties as of December 31, 2021:

	% of
	Base Rent and	Number of
State	Interest	Properties
Texas	11.3%	344
Illinois	6.3	180
California	5.9	80
Georgia	5.5	165
Florida	5.3	156
Ohio	5.1	142
Wisconsin	5.0	78
Arizona	4.3	90
Tennessee	3.6	120
Minnesota	3.3	87
All other (39 states) (1)	44.4	1,424
Total	100.0%	2,866

(1)	Includes one property in Ontario, Canada which represents less than 0.1% of base rent and interest.

Contracts and Expirations

The Company focuses on long-term, triple-net leases with built-in lease escalators and uses master leases, where appropriate. As of December 31, 2021, 99% of the Company’s investment portfolio was subject to triple-net leases. Where the Company owns multiple properties leased to a single customer, 94% of this portion of the investment portfolio was subject to master leases. Leases and loans representing approximately 4.9% of base rent and interest will expire in the next five years (before 2027). The following table sets forth the schedule of lease, loan and financing receivable expirations as of December 31, 2021:

	% of
	Base Rent and	Number of
Year of Lease Expiration or Loan Maturity (1)	Interest	Properties (2)
2022	0.5%	22
2023	1.1	10
2024	0.7	22
2025	1.1	24
2026	1.5	54
2027	1.7	54
2028	3.0	68
2029	5.1	160
2030	3.6	147
2031	5.0	209
Thereafter	76.7	2,081
Total	100.0%	2,851

(1)	Expiration year of contracts in place as of December 31, 2021, excluding any tenant renewal option periods.
(2)	Excludes 15 properties that were vacant and not subject to a lease as of December 31, 2021.